UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2019

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2019, Cardiovascular Systems, Inc. (the “Company”) entered into a letter agreement (the “Transition Agreement”) with Laura Gillund, the Company’s Chief Talent Officer, relating to her retirement from the Company. Under the Transition Agreement, Ms. Gillund’s employment with the Company will continue for a transition period ending on August 30, 2019. If Ms. Gillund’s successor as leader of the Human Resources department joins the Company within this transition period, Ms. Gillund will cease to be an executive officer of the Company and will become the Company’s Vice President, Administration, through August 30, 2019. Ms. Gillund will continue to receive her current base pay and benefits through such date and will be eligible for a bonus under the Company’s Fiscal 2019 Executive Officer Bonus Plan. Ms. Gillund will not be eligible for any bonus or stock awards for the periods commencing on July 1, 2019 and thereafter.

In connection with the end of Ms. Gillund’s employment, she will be offered a severance package consisting of (1) a 12-month consulting agreement, under which Ms. Gillund will be paid $3,333 per month; (2) allowing Ms. Gillund’s time-based restricted stock awards to continue to vest through August 30, 2020; (3) allowing Ms. Gillund’s performance-based restricted stock awards granted in August 2016 and 2017 to continue to vest through their respective vesting periods (provided, that the performance criteria for such vesting are met as determined by the Company in accordance with the terms for such restricted stock (in or around August or September 2019 and 2020 (as applicable)) such that, if and to the extent applicable, such shares will vest as of such determination); (4) allowing Ms. Gillund’s other outstanding performance-based restricted stock award to vest through the period the Consulting Agreement is in effect on a pro rata basis in accordance with the respective award agreement (provided, that the performance criteria for such vesting are met as determined by the Company in accordance with the terms for such restricted stock (in or around August or September 2021) such that, if and to the extent applicable, such shares will vest as of such determination); and (5) paying Ms. Gillund’s COBRA premiums for up to 18 months or, if earlier, such time as she is eligible for other health insurance coverage. This severance package will be contingent upon Ms. Gillund executing a release of claims agreement and she will continue to be bound by the terms of any restrictive covenant agreements she may have with the Company.

If Ms. Gillund’s employment is terminated by the Company without cause (as defined in the Company’s Executive Officer Severance Plan (the “Severance Plan”)) or Ms. Gillund terminates her employment for good reason (as such terms are defined in the Severance Plan) in accordance with the Severance Plan, prior to August 30, 2019, she will be entitled to severance benefits under the Severance Plan as if she remained as an executive officer of the Company. If Ms. Gillund’s employment is terminated with cause (as defined in the Severance Plan) prior to August 30, 2019, she will not be eligible for any severance package. If Ms. Gillund resigns her employment with the Company for any reason or dies prior to August 30, 2019, she will not be eligible for any severance package, unless otherwise agreed by the Company in writing.

The foregoing description of the material terms of the Transition Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the full text of the Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 10, 2019

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Alexander Rosenstein
Alexander Rosenstein
General Counsel and Corporate Secretary